Exhibit 4.1

EXCHANGEABLE SHARE SUPPORT AGREEMENT

THIS EXCHANGEABLE SHARE SUPPORT AGREEMENT made as of March 26, 2026 among Contango ORE, Inc., a corporation existing under the laws of the State of Delaware (“Contango”), 1566002 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws British Columbia (“CallCo”) and 1566004 B.C. Ltd., a company existing under the laws of British Columbia (the “Acquiror”).

RECITALS:

A.

In connection with an arrangement agreement (the “Arrangement Agreement”) dated December 7, 2025 between Contango, the Acquiror and Dolly Varden Silver Corporation (the “Company”), the Acquiror is to issue exchangeable shares (the “Exchangeable Shares”) to certain holders of common shares of the Company pursuant to an arrangement under Division 5 of Part 9 of the BCBCA (the “Arrangement”) on the terms and conditions set out in the Plan of Arrangement.

B.

Pursuant to the Arrangement Agreement, and as a step in the Plan of Arrangement, Contango, CallCo and the Acquiror are required to enter into an exchangeable share support agreement (this “Agreement”).

C.	In connection with the Plan of Arrangement, it is necessary and advisable to provide Contango and CallCo with the rights herein with respect to the Exchangeable Shares.

In consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. In this Agreement, each capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of the Acquiror.

1.2 Interpretation Not Affected by Headings. The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3 Number and Gender. In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.4 Date of any Action. If the date on which any action is required to be taken hereunder by any Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day. References to time are to local time, Vancouver, British Columbia, Canada, unless otherwise specified.

1.5 Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

1.6 Other Definitional and Interpretative Provisions.

(1)

References in this Agreement to the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation” whether or not they are in fact followed by those words or words of like import.

(2)	References in this Agreement to any contract or agreement are to that contract or agreement as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(3)	References in this Agreement to a Person includes the heirs, administrators, executors, legal personal representatives, predecessors, successors and permitted assigns of that Person, as applicable.

ARTICLE 2

COVENANTS OF CONTANGO AND EXCHANGECO

2.1 Covenants Regarding Exchangeable Shares. So long as any Exchangeable Shares not owned by Contango or its affiliates are outstanding, Contango shall:

(a)

not take any action that will result in the declaration or payment of any dividend or make any other distribution on the Contango Shares unless the Acquiror shall (A) simultaneously declare or pay, as the case may be, an equivalent dividend or other distribution economically equivalent thereto (as determined in accordance with the Exchangeable Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”), (B) in the case of a cash dividend or other distribution, receive sufficient money or other assets from Contango (through any intermediary entities) to enable the due declaration and the due and punctual payment, in accordance with applicable law and the Exchangeable Share Provisions, of any such Equivalent Dividend, and (C) in the case of a dividend or other distribution that is a stock or share dividend or a distribution of stock or shares, have sufficient authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law and the Exchangeable Share Provisions, of any such Equivalent Dividend; provided however, for the avoidance of doubt, that in no event may the Acquiror elect to effect a dividend or other distribution that is a stock or share dividend or a distribution of stock or shares in the form of cash or property other than stock or shares;

(b)

advise the Acquiror sufficiently in advance of the declaration by Contango of any dividend or other distribution on the Contango Shares and take all such other actions as are reasonably necessary or desirable, in co-operation with the Acquiror, to ensure that (A) the respective declaration date, record date and payment date for an Equivalent Dividend shall be the same as the declaration date, record date and payment date for the corresponding dividend or other distribution on the Contango Shares; and (B) the record date for any dividend or other distribution declared on the Contango Shares is not less than 10 Business Days after the declaration date of such dividend or declaration in each case provided that, if the record date for the dividend or other distribution declared on or in respect of the Contango Shares is more than two (2) months from the date such dividend or other distribution is paid, then the record date in connection with the payment of the dividend or other distribution declared on the Exchangeable Shares shall be two (2) months prior to the payment of such dividend or other distribution;

(c)

take all such actions and do all such things as are reasonably necessary or desirable to enable and permit the Acquiror, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of the Acquiror, whether voluntary or involuntary, or any other distribution of the assets of the Acquiror among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by the Acquiror, as the case may be, including, without limitation, all such actions and all such things as are necessary or desirable to enable and permit the Acquiror to deliver or cause to be delivered Contango Shares or other property to the holders of Exchangeable Shares in accordance with the provisions of Sections 27.5, 27.6 or 27.7, as the case may be, of the Exchangeable Share Provisions;

(d)

take all such actions and do all such things as are reasonably necessary or desirable to enable and permit the Trustee, in accordance with applicable law, to perform its obligations under the Voting and Exchange Trust Agreement, including, without limitation, all such actions and all such things as are reasonably necessary or desirable to enable and permit the Trustee in its capacity as trustee under the Voting and Exchange Trust Agreement to exercise voting rights in respect of a Contango Meeting (as such term is defined in the Voting and Exchange Trust Agreement) as provided for therein;

(e)

take all such actions and do all such things as are necessary or desirable to enable and permit Contango or CallCo, as the case may be, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, including, without limitation, all such actions and all such things as are necessary or desirable to enable and permit Contango or CallCo, as the case may be, to deliver or cause to be delivered Contango Shares or other property to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, as the case may be;

(f)

take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Contango, in accordance with applicable law, to perform its obligations in connection with a Retraction Request pursuant to Section 27.6 of the Exchangeable Share Provisions and the redemption by the Acquiror pursuant to Section 27.7 of the Exchangeable Share Provisions, including, without limitation, all such actions and all such things as are necessary or desirable to enable and permit Contango to deliver or cause to be delivered Contango Shares or other property to the holders of Exchangeable Shares in accordance with the provisions of Sections 27.6 or 27.7 of the Exchangeable Share Provisions; and

(g)

not and shall ensure that it and its affiliates do not exercise any voting rights as a shareholder of the Acquiror to initiate the voluntary liquidation, dissolution or winding up of the Acquiror or any other distribution of the assets of the Acquiror among its shareholders for the purpose of winding up its affairs, nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of the Acquiror or any other distribution of the assets of the Acquiror among its shareholders for the purpose of winding up its affairs, without the prior approval of the holders of the Exchangeable Shares in accordance with the Exchangeable Share Provisions as long as any Exchangeable Shares are outstanding.

2.2 Segregation of Funds. Contango will cause the Acquiror to deposit a sufficient amount of funds in a separate account of the Acquiror and segregate a sufficient amount of such other assets and property as is necessary to enable the Acquiror to pay or otherwise satisfy its obligations with respect to the Equivalent Dividend, Liquidation Amount, Retraction Price or Redemption Price, in each case once such amounts become payable under the terms of this Agreement, the Voting and Exchange Trust Agreement or the Exchangeable Share Provisions. Once such amounts become payable, Contango will transfer such funds to the Acquiror (through any intermediary entities) and the Acquiror will use such funds, assets and property so segregated exclusively for the payment or other satisfaction of the Equivalent Dividend and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable, net of any corresponding withholding tax obligations and for the remittance of such withholding tax obligations.

2.3 Reservation of Contango Shares. Contango hereby represents, warrants and covenants in favour of the Acquiror and CallCo that Contango has reserved for issuance and shall, at all times while any Exchangeable Shares are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Contango Shares (or other shares or securities into which Contango Shares may be reclassified or changed as contemplated by Section 2.7):

(a)

as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time, and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and

(b)

as are now and may hereafter be required to enable and permit each of Contango, CallCo and the Acquiror to meet its obligations under the Voting and Exchange Trust Agreement, the Exchangeable Share Provisions and any other security or commitment relating to the Arrangement pursuant to which Contango may now or hereafter be required to issue or cause to be issued Contango Shares.

2.4 Notification of Certain Events. In order to assist Contango to comply with its obligations hereunder and to permit Contango or CallCo to exercise, as the case may be, the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, as applicable, the Acquiror shall notify Contango and CallCo of each of the following events at the time set forth below:

(a)

in the event of any determination by the board of directors of the Acquiror to institute voluntary liquidation, dissolution or winding-up proceedings with respect to the Acquiror or to effect any other distribution of the assets of the Acquiror among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)

promptly upon the earlier of (i) receipt by the Acquiror of notice of, and (ii) the Acquiror otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of the Acquiror or to effect any other distribution of the assets of the Acquiror among its shareholders for the purpose of winding up its affairs;

(c)	immediately, upon receipt by the Acquiror of a Retraction Request;

(d)	on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Exchangeable Share Provisions;

(e)

as soon as practicable upon the issuance by the Acquiror of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares pursuant to the Arrangement); and

(f)	promptly, upon receiving notice of a Change of Law.

2.5 Delivery of Contango Shares. Upon notice from CallCo or the Acquiror of any event that requires CallCo or the Acquiror to deliver or cause to be delivered Contango Shares to any holder of Exchangeable Shares, Contango shall forthwith issue and deliver or cause to be delivered the requisite number of Contango Shares for the benefit of CallCo or the Acquiror, as appropriate, and CallCo or the Acquiror, as the case may be, shall forthwith cause to be delivered the requisite number of Contango Shares to be received by or for the benefit of the former holder of the surrendered Exchangeable Shares. All such Contango Shares shall be duly authorized and validly issued as fully paid, non-assessable, free of preemptive rights and shall be free and clear of any lien, claim or encumbrance.

2.6 Qualification of Contango Shares.

(1)

Contango covenants and agrees that it will use reasonable best efforts to (A) file a registration statement (the “Registration Statement”) on Form S-3 (or any successor or other applicable form) under the U.S. Securities Act of 1933, as amended (the “1933 Act”) to register the Contango Shares to be issued or delivered to holders of the Exchangeable Shares by Contango or CallCo (including, for greater certainty, pursuant to the Exchange Right, as that term is defined in the Voting and Exchange Trust Agreement, or the Automatic Exchange Right) by or as promptly as practicable after the Effective Date, and (B) cause such registration statement to become effective as promptly as practicable after such filing and to maintain the effectiveness of such registration statement (or any appropriate replacement registration statement) for so long as any Exchangeable Shares remain outstanding. Without limiting the generality of the foregoing, Contango and CallCo each covenant and agree that it will take all such actions and do all such things as are reasonably necessary or desirable to make such filings and seek such regulatory consents and approvals as are necessary so that the Contango Shares to be issued or delivered to holders of Exchangeable Shares pursuant to the terms of the Exchangeable Share Provisions, the Voting and Exchange Trust Agreement and this Agreement will be offered, sold, issued and delivered in compliance with the 1933 Act and all applicable state securities laws, and applicable securities laws in Canada and will not be subject to any hold period as contemplated by Rule 144 under the 1933 Act or subject to any “hold period” resale restriction under National Instrument 45-102 Resale of Securities. Contango will use its reasonable best efforts to cause all Contango Shares to be delivered to holders of Exchangeable Shares pursuant to the terms of the Exchangeable Share Provisions, the Voting and Exchange Trust Agreement and this Agreement to be listed, quoted and posted for trading on all stock exchanges and quotation systems on which outstanding Contango Shares have been listed by Contango and remain listed and are quoted or posted for trading at such time.

(2)

Notwithstanding any other provision of the Exchangeable Share Provisions, or any term of this Agreement, the Voting and Exchange Trust Agreement or the Plan of Arrangement, no Contango Shares shall be issued (and Contango will not be required to issue any Contango Shares) in connection with any liquidation, dissolution or winding-up of the Acquiror, or any retraction, redemption or any other exchange, direct or indirect, of Exchangeable Shares, if such issuance of Contango Shares would not be permitted by applicable laws.

2.7 Economic Equivalence.

(1)	So long as any Exchangeable Shares not owned by Contango or its affiliates are outstanding:

(a)

Contango shall not without the prior approval of the Acquiror and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 27.10(b) of the Exchangeable Share Provisions:

(i)

issue or distribute Contango Shares (or securities exchangeable for or convertible into or carrying rights to acquire Contango Shares) to the holders of all or substantially all of the then outstanding Contango Shares by way of stock or share dividend or other distribution, other than an issue of Contango Shares (or securities exchangeable for or convertible into or carrying rights to acquire Contango Shares) to holders of Contango Shares (A) who exercise an option to receive dividends in Contango Shares (or securities exchangeable for or convertible into or carrying rights to acquire Contango Shares) in lieu of receiving cash dividends, or (B) pursuant to any dividend reinvestment plan or scrip dividend or similar arrangement; or

(ii)

issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Contango Shares entitling them to subscribe for or to purchase Contango Shares (or securities exchangeable for or convertible into or carrying rights to acquire Contango Shares); or

(iii)

issue or distribute to the holders of all or substantially all of the then outstanding Contango Shares (A) shares or securities of Contango of any class other than Contango Shares (or securities convertible into or exchangeable for or carrying rights to acquire Contango Shares), (B) rights, options, warrants or other assets other than those referred to in Section 2.7(1)(a)(ii), (C) evidence of indebtedness of Contango or (D) assets of Contango;

unless, in each case, the Acquiror issues or distributes the economic equivalent of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Contango in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement and the Plan of Arrangement.

(b)

Contango shall not without the prior approval of the Acquiror and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 27.10(b) of the Exchangeable Share Provisions:

(i)	subdivide, redivide or change the then outstanding Contango Shares into a greater number of Contango Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding Contango Shares into a lesser number of Contango Shares; or

(iii)	reclassify or otherwise change the Contango Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Contango Shares;

unless, in each case, the same subdivision, redivision, reduction, combination or consolidation, as applicable or a change that provides economic equivalence and equivalent voting rights is made simultaneously to, or in the rights of the holders of, the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Contango in order to give effect to and to consummate the transactions contemplated by, and in accordance with the Arrangement Agreement and the Plan of Arrangement.

(c)

Contango shall ensure that the record date for any event referred to in Section 2.7(1)(a) or Section 2.7(1)(b), or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by Contango (with contemporaneous notification thereof by Contango to the Acquiror).

(2)

The board of directors of the Acquiror shall determine, in good faith and in its sole discretion (with the assistance of such financial or other advisors as the board of directors may determine), “economic equivalence” for the purposes of any event referred to in Section 2.7(1)(a) or Section 2.7(1)(b) and each such determination shall be conclusive and binding on Contango, absent manifest error. In making each such determination, the following factors shall, without excluding other factors determined by the board of directors of the Acquiror to be relevant, be considered by the board of directors of the Acquiror:

(a)

in the case of any stock or share dividend or other distribution payable in Contango Shares, the number of such shares issued as a result of such stock or share dividend or other distribution in proportion to the number of Contango Shares previously outstanding;

(b)

in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Contango Shares (or securities exchangeable for or convertible into or carrying rights to acquire Contango Shares), the relationship between the exercise price of each such right, option or warrant, the number of such rights, options or warrants to be issued or distributed in respect of each Contango Share and the Current Market Price of a Contango Share, the price volatility of the Contango Shares and the terms of any such instrument;

(c)

in the case of the issuance or distribution of any other form of property (including, without limitation, any shares or securities of Contango of any class other than Contango Shares, any rights, options or warrants other than those referred to in Section 2.7(2)(b), any evidences of indebtedness of Contango or any assets of Contango), the relationship between the fair market value (as determined by the board of directors of the Acquiror in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Contango Share and the Current Market Price of a Contango Share;

(d)

in the case of any subdivision, redivision or change of the then outstanding Contango Shares into a greater number of Contango Shares or the reduction, combination, consolidation or change of the then outstanding Contango Shares into a lesser number of Contango Shares or any amalgamation, merger, arrangement, reorganization or other transaction affecting Contango Shares, the effect thereof upon the then outstanding Contango Shares; and

(e)

in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Contango Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

(3)

The Acquiror agrees that, to the extent required, upon due notice from Contango, the Acquiror shall take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by the Acquiror, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the Contango Shares and Exchangeable Shares as provided for in this Section 2.7.

2.8 Preferred Share Taxation. The Acquiror agrees that it shall make such elections, in the manner and within the time provided under subsection 191.2(1) of the Tax Act, or any successor or replacement provision of similar effect, and take all other necessary actions under the Tax Act to pay tax at a rate such that no holder of Exchangeable Shares will be required to pay tax under section 187.2 of Part IV.1 of the Tax Act or any successor or replacement provision of similar effect with respect to any dividends paid or payable or deemed paid or payable on the Exchangeable Shares at any time, and Contango agrees to cause the Acquiror to undertake such actions and do such things in accordance with the foregoing.

2.9 Tender Offers. In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Contango Shares (an “Offer”) is proposed by Contango or is proposed to Contango or its shareholders and is recommended by the board of directors of Contango, or is otherwise effected or to be effected with the consent or approval of the board of directors of Contango, and the Exchangeable Shares are not redeemed by the Acquiror or purchased by Contango or CallCo pursuant to the Redemption Call Right, Contango and the Acquiror will use reasonable efforts (in the case of the Acquiror, best efforts) to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than Contango and its affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Contango Shares, without discrimination. Without limiting the generality of the foregoing, Contango and the Acquiror will use reasonable efforts in good faith (in the case of the Acquiror, best efforts) to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against the Acquiror (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of the Acquiror to redeem, or Contango or CallCo to purchase pursuant to the Redemption Call Right, Exchangeable Shares in the event of a Contango Extraordinary Transaction.

2.10 Contango and Affiliates Not to Vote Exchangeable Shares. Each of Contango and CallCo covenants and agrees that it shall appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Each of Contango and CallCo further covenants and agrees that it shall not, and shall cause its affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the BCBCA (or any successor or other corporate statute by which the Acquiror may in the future be governed) with respect to any Exchangeable Shares held by it or by its affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares; provided however, for further clarity, that this Section 2.10 shall not in any way restrict the right of Contango or any of its affiliates to vote their common shares of the Acquiror in accordance with the articles of the Acquiror.

2.11 Ordinary Market Purchases. For greater certainty, nothing contained in this Agreement, including, without limitation, the obligations of Contango contained in Section 2.8, shall limit the ability of Contango (or any of its affiliates) to make ordinary market or other voluntary purchases of Contango Shares, including by private agreement, in accordance with applicable laws and regulatory or stock exchange requirements.

2.12 Ownership of Outstanding Shares. Without the prior approval of the Acquiror and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 27.10(b) of the Exchangeable Share Provisions, Contango covenants and agrees in favour of the Acquiror that, as long as any outstanding Exchangeable Shares not owned by Contango or its affiliates are outstanding, Contango will be and remain the direct or indirect beneficial owner of all issued and outstanding common shares in the capital of the Acquiror and CallCo. Notwithstanding the foregoing, Contango shall not be in violation of this Section 2.12 if any Person or group of Persons acting jointly or in concert acquires all or substantially all of the assets of Contango or the Contango Shares pursuant to any merger or similar transaction involving Contango pursuant to which Contango is not the surviving corporation.

2.13 Reimbursement by Contango. Contango shall reimburse the Acquiror for, and indemnify and hold the Acquiror harmless against, any expense or liability incurred by the Acquiror with respect to the Exchangeable Shares.

2.14 U.S. Federal Income Tax Treatment. The Exchangeable Shares shall be treated as shares of Contango for all U.S. federal income tax purposes, and each of Contango, CallCo and the Acquiror agree to file all U.S. tax returns consistently therewith, except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE 3

CONTANGO SUCCESSORS

3.1 Certain Requirements in Respect of Combination, etc. Subject to Section 27.7 of the Exchangeable Share Provisions and Article 4 hereof with respect to a Contango Extraordinary Transaction, so long as any Exchangeable Shares not owned by Contango or its affiliates are outstanding, Contango shall not enter into any transaction (whether by way of reorganization, consolidation, arrangement, amalgamation, merger, business combination, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of an amalgamation or merger or combination, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)

such other Person or continuing corporation (the “Contango Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the Contango Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Contango Successor to pay and deliver or cause to be paid and delivered the same and its agreement to observe and perform all the covenants and obligations of Contango under this Agreement; and

(b)

such transaction shall be upon such terms and conditions as to preserve and not to impair any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

3.2 Vesting of Powers in Successor. Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon the Contango Successor and such other Person that may then be the issuer of the Contango Shares shall possess and from time to time may exercise each and every right and power of Contango under this Agreement in the name of Contango or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Contango or any officers of Contango may be done and performed with like force and effect by the directors or officers of such Contango Successor.

3.3 Wholly-Owned Subsidiaries. Nothing herein shall be construed as preventing (a) the amalgamation, merger or combination of any wholly-owned direct or indirect subsidiary of Contango (other than the Acquiror or CallCo) with or into Contango, (b) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Contango (other than the Acquiror or CallCo), provided that all of the assets of such subsidiary are transferred to Contango or another wholly-owned direct or indirect subsidiary of Contango, (c) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Contango (other than the Acquiror or

CallCo) among the shareholders of such subsidiary for the purpose of winding up its affairs, and (d) any such transactions are expressly permitted by this Article 3.

3.4 Successorship Transaction. Notwithstanding the foregoing provisions of this Article 3, in the event of a Contango Extraordinary Transaction:

(a)

in which Contango merges, combines or amalgamates with, or in which all or substantially all of the then outstanding Contango Shares are acquired by, one or more other corporations to which Contango is, immediately before such merger, combination, amalgamation or acquisition, “related” within the meaning of the Tax Act (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof) or any analogous provision under the Code;

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (ii) of the definition of Redemption Date in the Exchangeable Share Provisions; and

(c)

in which all or substantially all of the then outstanding Contango Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Contango Extraordinary Transaction, owns or controls, directly or indirectly, Contango;

then all references herein to “Contango” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Contango Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or the exchange of such shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Contango Extraordinary Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions, or the exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Contango Extraordinary Transaction and the Contango Extraordinary Transaction was completed) but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including, without limitation, any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

ARTICLE 4

CERTAIN RIGHTS OF CONTANGO AND CALLCO TO ACQUIRE EXCHANGEABLE SHARES

4.1 Liquidation Call Right

The parties hereto hereby acknowledge the rights and obligations of Contango and CallCo in respect of the Exchangeable Shares as contained in Section 27.17 of the Exchangeable Share Provisions.

4.2 Redemption Call Right

The parties hereto hereby acknowledge the rights and obligations of Contango and CallCo in respect of the Exchangeable Shares as contained in Section 27.18 of the Exchangeable Share Provisions.

4.3 Change of Law Call Right

The parties hereto hereby acknowledge the rights and obligations of Contango and CallCo in respect of the Exchangeable Shares as contained in Section 27.19 of the Exchangeable Share Provisions.

4.4 Retraction Call Right

The parties hereto hereby acknowledge the rights and obligations in respect of the Exchangeable Shares contained in Section 27.6(b) of the Exchangeable Share Provisions.

ARTICLE 5

GENERAL

5.1 Term. This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any Person other than Contango and any of its affiliates.

5.2 Changes in Capital of Contango and the Acquiror. Notwithstanding the provisions of Section 5.4, at all times after the occurrence of any event contemplated pursuant to Section 2.7 and Section 2.8 or otherwise, as a result of which either Contango Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Contango Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

5.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.4 Amendments, Modifications. Subject to Section 5.2, Section 5.3 and Section 5.5, this Agreement may not be amended or modified except by an agreement in writing executed by Contango, CallCo and the Acquiror and approved by the holders of the Exchangeable Shares in accordance with Section 27.10(b) of the Exchangeable Share Provisions. No amendment or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

5.5 Ministerial Amendments. Notwithstanding the provisions of Section 5.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a)

adding to the covenants of any or all of the parties hereto if the board of directors of each of Contango, CallCo and the Acquiror shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)	evidencing the succession of Contango Successors and the covenants of and obligations assumed by each such Contango Successor in accordance with the provisions of Article 3;

(c)

making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions arising hereunder which, in the good faith opinion of the board of directors of each of Contango, CallCo and the Acquiror, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion, after consultation with counsel, that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(d)

making such changes or corrections hereto which, on the advice of counsel to Contango, CallCo and the Acquiror, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained herein, provided that the boards of directors of each of Contango, CallCo and the Acquiror shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

5.6 Meeting to Consider Amendments. The Acquiror, at the request of Contango, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 5.4. Any such meeting or meetings shall be called and held in accordance with the articles of the Acquiror, the Exchangeable Share Provisions and all applicable laws.

5.7 Enurement. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

5.8 Notices to Parties. Any notice and other communications required or permitted to be given pursuant to this Agreement shall be sufficiently given if delivered in person or if sent by electronic transmission to the parties at the following address:

(a)	In the case of Contango, CallCo or the Acquiror at the following address:

Contango ORE, Inc.

516 2nd Avenue

Fairbanks, AK 99701

Attention: Chief Executive Officer

E-mail: [***]

with copies (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

Suite 3500, 1133 Melville Street,

Vancouver, BC V6E 4E5

Attention: Steven McKoen, K.C. and Emma Costante

E-mail: [***] and [***]

and such notice or other communication shall be deemed to have been given and received (x) if delivered on a Business Day prior to 5:00 p.m. (local time in the place where the notice or other communication is received), on the date of delivery, or (y) if notice is delivered after 5:00 p.m. or if such day is not a Business Day, then on the next Business Day. Either party may change its address for notice by giving notice to the other parties in accordance with the foregoing provisions.

5.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Each party agrees that this Agreement may be delivered by electronic means and that electronic signatures shall be binding in the same manner as original signatures.

5.10 Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each party hereto irrevocably submits to the exclusive jurisdiction of the courts of the Province of British Columbia with respect to any matter arising hereunder or related hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CONTANGO ORE, INC.

By:	/s/ Michael Clark
	Name:	Michael Clark
	Title:	Chief Financial Officer

1566002 B.C. UNLIMITED LIABILITY COMPANY

By:	/s/ Michael Clark
	Name:	Michael Clark
	Title:	President and Corporate Secretary

1566004 B.C. LTD.

By:	/s/ Michael Clark
	Name:	Michael Clark
	Title:	President and Corporate Secretary